UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA HOUSING & LAND DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

Nevada	6513	20-1334845
(State or other Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6 Youyi Dong Lu, Han Yuan 4 Lou
Xi'An, Shaanxi Province
China 710054
86-029-82582632

(Address and telephone number of principal executive offices and principal place of business)

Feng, Xiaohong, Chief Executive Officer
China Housing & Land Development, Inc.
6 Youyi Dong Lu, Han Yuan 4 Lou
Xi'An, Shaanxi Province
China 710054
86-029-82582632

(Name, address and telephone number of agent for service)

Copies to:
Jiannan Zhang, Esq.
Cadwalader, Wickersham & Taft LLP
79 Jianguo Road, China Central Place Tower 2-2301,
Beijing, P. R. China 100035
TEL: 86-10-6599-7270
FAX: 86-10-6599-7300

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and lit the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock, $0.001 par value	1,974,866	$2.15	(1)	$4,245,961.9	$303

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and  low price as reported by the NASDAQ on October 8, 2010, which was $2.15 per share.

(2)   Calculated in accordance with Rule 457(g)(1).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us, the selling shareholders or any other person. The selling shareholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

Prospectus	Subject to Completion, Dated October 14, 2010

CHINA HOUSING & LAND DEVELOPMENT, INC.

1,974,866 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 1,974,866 shares of our common stock, par value $0.001 per share. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. Our common stock is currently traded on the NASDAQ under the symbol “CHLN”. The last reported sales price per share of our common stock as reported by the NASDAQ on October 8, 2010 was $2.15.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 10.

No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                    , 2010

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	5

PROSPECTUS SUMMARY	5

RISK FACTORS	10

FORWARD-LOOKING STATEMENTS	37

OUR COMPANY	38

USE OF PROCEEDS	60

SELLING STOCKHOLDERS	60

DESCRIPTION OF SHARE CAPITAL	62

PLAN OF DISTRIBUTION	65

LEGAL MATTERS	69

EXPERTS	69

WHERE YOU CAN FIND MORE INFORMATION	69

INCORPORATION BY REFERENCE	70

You should rely only on the information contained in or incorporated by reference into this prospectus and the related prospectus supplement. We have not authorized anyone to give you information different from that contained in this prospectus, the related prospectus supplement or such incorporated documents. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, selling stockholders may offer from time to time up to 1,974,866 shares of our common stock, par value $0.001 per share. We may also file a prospectus supplement.  The prospectus supplement also may add, update or change information contained in this prospectus or the documents incorporated herein by reference. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our shares of common stock offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

The terms “China Housing,” “our,” “we” and “us,” as used in this prospectus, refer to China Housing & Land Development, Inc. and its wholly-owned subsidiaries, except where it is clear that the term refers only to the parent company.

The term “PRC” refers to the People’s Republic of China.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. We encourage you to carefully read this entire prospectus and the documents to which we refer you. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus.

We are a real estate development company headquartered in Xi’an doing business primarily in the Shaanxi province, located in the western part of China.  We are a leading private housing and land development company focusing on real estate development opportunities in the region.

Through our PRC subsidiaries, Xi’an Tsining Housing Development Co., Ltd. (“Tsining”), Xi’an New Land Development Co., Ltd (“New Land”), Puhua (Xi’an) Real Estate Development Co., Ltd (“Puhua”), and Xi’an Xinxing Property Management Co., ltd. (“Xinxing”), we are engaged in the development, construction, and sale of residential and commercial real estate units, as well as land development in Shaanxi province, China. Tsining has completed a number of significant real estate development and construction projects in Xi’an. Through Tsining, we expand our business into other developing urban markets in western China.

We benefit from a strong sales and marketing platform which is complemented by professional third party sales agents for maximum impact.  Through our ability to manage our customer relationships, the majority of our sales are generated by recommendations from existing customers; the new sales initiatives of our sales department generate approximately 44% of our total sales.  More than 70% of our customers are first time buyers.

We assist customers in arranging financing as well as various title registration procedures related to their properties. We have also set up a team to assist purchasers to obtain property ownership certificates.

We closely monitor the progress of construction of our property projects and conduct pre-delivery property inspections to ensure timely delivery. The time frame for delivery is set out in the sale and purchase agreements entered into with our customers, and we are subject to penalty payments to the purchasers for any delay in delivery caused by us. Once a property development has been completed and passed the requisite government inspections, we will notify our customers and hand over keys and possession of the properties.

We operate a wholly owned property management company that manages properties and ancillary facilities. We frequently follow up with our customers after the sale to ensure a good relationship and further recommendations.

As of October 8, 2010, we maintain a marketing and sales force for our development projects consisting of 25 personnel. We also train and use outside real estate agents to market and increase the public awareness of our offering, and spread the acceptance and influence of our brand.  We use various advertising media to market our property developments, including newspapers, magazines, television, radio, e-marketing and outdoor billboards. We also participate in real estate exhibitions to enhance our brand name and promote specific developments.

Quality Control

We utilize quality control to ensure that our buildings and residential units meet the highest standards. Through our contractors, we provide customers with warranties covering the building structure and certain fittings and facilities of our property developments in accordance with the relevant regulations. To ensure construction quality, our construction contracts contain quality warranties and penalty provisions for poor work quality. We do not allow contractors to subcontract or transfer contractual arrangements to third parties. We typically withhold 5% of the agreed construction fees for two to five years after completion of the construction as a deposit to guarantee quality, which provides assurance for our contractors’ work quality.

Our contractors are also subject to our quality control procedures, including examination of materials and supplies, on-site inspection and production of progress reports. We require our contractors to comply with relevant PRC laws and regulations, as well as our own standards and specifications. We set up a profile for each and every unit constructed and monitor the quality of such unit throughout its construction period until its delivery. We also employ independent surveyors to supervise the construction progress. In addition, the construction of real estate projects is regularly inspected and supervised by PRC governmental authorities.

Our Strategies

We are primarily focused on the development, management and sale of residential real estate properties to capitalize on the rising demand from China’s emerging middle class.  We strive to become the market leader in Western China and plan to implement the following specific strategies to achieve our goal:

Consolidate through Acquisitions and Partnerships

Currently, the residential real estate market in Xi’an is fragmented with many small players.  We believe that this will provide us with opportunities for acquisitions or partnering.  We believe acquisitions may provide us better leverage in negotiations and better economies of scale.

Expand into Other Tier II and Tier III Cities

We believe our proven business model and expertise can be replicated in other Tier II and Tier III cities, especially in Western China.  We have identified certain cities with attractive dynamics.  Currently, we are looking for opportunities in cities such as  Lanzhou in Gansu Province, Baoji in Shaanxi Province, and Yinchuan in Ningxia Hui Autonomous Region in Western China.

Continue to Focus on the Middle Market

We believe the emerging middle class will offer an attractive opportunity for growth, since the middle class has significant purchasing power and a strong desire to own homes due to the influence of Chinese culture and values.  We plan to leverage our brand name, experience and design capabilities in order to appeal to the middle class.

Our Competitive Strengths

We believe we have the following competitive strengths and they will enable us to compete effectively and to capitalize on the growth opportunities in our market:

Leading position in our market and industry

We are one of the largest private residential real estate developers in western China.  We believe that we have strong design and sales capabilities and a recognized brand name in the region.  In addition, larger developers from Tier I cities do not have localized experience and business relationships with the local governmental departments, subcontractors and suppliers.  With strong local experience and long term relationships with central and local governments, we have been able to acquire significant land assets at lower costs than our competitors, providing a strong pipeline of future business and revenues over the next three to five years.

Attractive market opportunity

The real estate market in western China has grown slower than prices in eastern China.  We believe the region is well positioned to grow at faster rates for the next few years due to social, economic, regulatory and government stimulus-related factors.  Our revenue from selling properties has exhibited steady growth in spite of market recession in 2008, increasing from US$73.6 million in 2007 to US$78.5 million in 2009, and expected to reach US$135 to $165 million in 2010.  Our business model has proven to be efficient and we plan to expand into other Tier II and Tier III cities in Western China.  Our growth strategy is focused on western China, and we believe we will significantly benefit from the Chinese government’s “Go West” policy, which encourages economic development and population movement to western China.

Unique and proven business model

With strong local project experience and long term relationships with the central and local governments, we have been able to acquire land assets at lower costs than our competitors through judicial sales or out of bankruptcy and rarely need to enter open auctions for land. We are primarily focused on capitalizing on rising demand for properties from China’s emerging middle class, which has significant purchasing power and a strong demand for residential housing.  In order to leverage our brand to appeal to the middle class, we use various advertising media to market our property developments and to reach our target demographic, including newspapers, magazines, television, radio, e-marketing and outdoor billboards.  We believe that our brand is widely recognized in our target markets, known for high quality at cost-effective prices.

Experienced management team

We have an experienced management team with a proven track record of developing and expanding our operations. Our top five managers have a total of more than 85 years of experience from developing residential properties.  As a result, we have developed extensive core competencies, supplemented by in-house training and development programs. We believe that our management’s core competencies, extensive industry experience and long-term vision and strategy will enable us to benefit from growth opportunities.

Greater access to financing through multiple channels

We enjoy multiple long term relationships with a number of high quality Chinese banks which ensures timely access to capital.  These facilities are mainly used for developments and daily business operations. Besides traditional banks, we are also working with other financial institutions, such as trust companies and real estate funds to diversify our funding channels and risks. We do not have any financing issues.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CHLN.”

Our principal executive office is located at 6 Youyi Lu, Han Yuan 4th Floor, Xi’an, China. Our telephone number at that location is +86-29-8258-2632.

Summary of the Offering

Common stock offered by the selling stockholders	Up to 1,974,866 shares

Offering Price	Our selling stockholders may sell the shares of common stock offered hereby from time to time at prevailing market prices or in privately negotiated transactions.

Use of proceeds	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders pursuant to this prospectus.

NASDAQ Capital Market symbol	CHLN

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before purchasing any of our securities. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also adversely impair our business operations. If any of the events described in the risk factors below actually occur, our business, financial condition or results of operations could suffer significantly. In such case, the value of your investment could decline and you may lose all or part of the money you paid to buy our securities.

In addition to other matters identified or described by us from time to time in filings with the SEC, there are several important factors that could cause our future results to differ materially from historical results or trends, results anticipated or planned by us, or results that are reflected from time to time in any forward-looking statement. Some of these important factors, but not necessarily all important factors, include the following:

Risks Related to Our Business

Our home sales and operating revenues could decline due to macro-economic and other factors outside of our control, such as changes in consumer confidence and declines in employment levels.

Changes in national and regional economic conditions, as well as local economic conditions where the Company conducts its operations and where prospective purchasers of its homes live, may result in more caution on the part of homebuyers and consequently fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our homes, which could cause its operating revenues to decline. In addition, builders are subject to various risks, many of them outside the control of the homebuilder including competitive overbuilding, availability and cost of building lots, materials and labor, adverse weather conditions which can cause delays in construction schedules, cost overruns, changes in government regulations, and increases in real estate taxes and other local government fees. A reduction in its revenues could in turn negatively affect the market price of its securities.

An increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for the Company’s homes.

Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective homebuyers to obtain the financing they would need in order to purchase our homes, as well as adversely affect the ability of prospective move-up homebuyers to sell their current homes. For example, if mortgage financing became less available, demand for our homes could decline. A reduction in demand could also have an adverse effect on the pricing of our homes because we and our competitors may reduce prices in an effort to better compete for home buyers. A reduction in pricing could result in a decline in revenues and in our margins.

We could experience a reduction in home sales and revenues or reduced cash flows if we are unable to obtain reasonably priced financing to support its homebuilding and land development activities.

The real estate development industry is capital intensive, and development requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance its homebuilding and land development activities. Although we believe that internally generated funds and current borrowing capacity will be sufficient to fund our capital and other expenditures (including land acquisition, development and construction activities), the amounts available from such sources may not be adequate to meet our needs. If such sources are not sufficient, we would seek additional capital in the form of debt or equity financing from a variety of potential sources, including bank financing and securities offerings.  Our ability to secure sufficient financing for land use rights acquisition and property development depends on a number of factors that are beyond our control, including market conditions in the capital markets, investors’ perception of our securities, lenders’ perception of our creditworthiness, the PRC economy and the PRC government regulations that affect the availability and cost of financing for real estate companies. The availability of borrowed funds, to be utilized for land acquisition, development and construction, may be greatly reduced, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with new loans. The failure to obtain sufficient capital to fund our planned capital and other expenditures could have a material adverse effect on our business.

We may require additional capital in the future, which may not be available on favorable terms or at all.

Our future capital requirements will depend on many factors, including industry and market conditions, our ability to successfully implement our new branding and marketing initiative and expansion of our production capabilities. We anticipate that we may need to raise additional funds in order to grow our business and implement our business strategy. We anticipate that any such additional funds would be raised through equity or debt financings. In addition, we may enter into a revolving credit facility or a term loan facility with one or more syndicates of lenders. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Even if we are able to raise capital through equity or debt financings, as to which there can be no assurance, the interest of existing shareholders in our company may be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of our common stock or may otherwise materially and adversely affect the holdings or rights of our existing shareholders. If we cannot obtain adequate capital, we may not be able to fully implement our business strategy, and our business, results of operations and financial condition would be adversely affected. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In addition, we have and will continue to raise additional capital through private placements or registered offerings, in which broker-dealers will be engaged. The activities of such broker-dealers are highly regulated and we cannot assure that the activities of such broker-dealers will not violate relevant regulations and generate liabilities despite our expectation otherwise.

We are subject to extensive government regulation which could cause it difficult for us to obtain adequate funding or additional funding.

Various PRC regulations restrict our ability to raise capital through external financing and other methods, including, without limiting, the following:

•	we cannot pre-sell uncompleted residential units in a project prior to achieving certain development milestones specified in related regulations;

•	PRC banks are prohibited from extending loans to real estate companies to fund the purchase of land use rights;

•	we cannot borrow from a PRC bank for a particular project unless we fund at least 35% of the total investment amount of that project from our own capital;

•	we cannot borrow from a PRC bank for a particular project if we do not obtain the land use right certificate for that project;

•	property developers are strictly restricted from using the proceeds from a loan obtained from a local bank to fund property developments outside the region where the bank is located; and

•	PRC banks are prohibited from accepting properties that have been vacant for more than three years as collateral for loans.

The PRC government may introduce other measures that limit our access to additional capital. In November 2007, the China Bank Regulatory Commission, or the CBRC, provided policy guidelines to PRC banks and Chinese subsidiaries of foreign banks that loans outstanding at December 31, 2007 should not exceed the level of outstanding loans as of October 31, 2007. This lending freeze may limit our ability to access additional loans or to roll over existing loans as they mature, and may also prevent or delay potential customers’ ability to secure mortgage loans to purchase residential properties. In addition, on July 10, 2007, State Administration of Foreign Exchange, or SAFE, issued a circular restricting a foreign invested property developer’s ability to raise capital through foreign debt, if such developer is established after June 1, 2007 or increases its registered capital after June 1, 2007. Under this circular, our ability to utilize the proceeds of this offering to provide funding to our PRC operations is significantly limited. We cannot assure you that we will be able to obtain sufficient funding to finance intended purchases of land use rights, develop future projects or meet other capital needs as and when required at a commercially reasonable cost or at all. Failure to obtain adequate funding at a commercially reasonable cost may limit our ability to commence new projects or to continue the development of existing projects or may increase our borrowing costs.

We are subject to extensive government regulation which could cause it to incur significant liabilities or restrict it business activities.

Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict its business activities. We are subject to statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Any delay or refusal from government agencies to grant us necessary licenses, permits and approvals could have an adverse effect on our operations.

Our shareholders may be subject to substantial dilution.

On January 28, 2008, we issued $20,000,000 in our 5.0% Senior Secured Convertible Notes (“Notes”). The Investors have the right to convert up to 45% ($9 million) of the principal amount of the Convertible Debt into common shares at an initial conversion price of $5.57, subject to an upward adjustment. The Company, at its discretion, may redeem the remaining non-convertible portion of Convertible Debt ($11 million) (the “Non-convertible Portion”) at 100% of the principle amount, plus any accrued and unpaid interest. In addition, we issued warrants  to acquire shares of our common stock at $6.07 per share of common stock, exercisable at any time after January 28, 2008 to and including February 28, 2013, the expiration date of the Warrants.  These securities have anti-dilution protection provisions, which will become operative upon our issuance of additional securities at below specified dollar amounts.  In addition, the holders of these securities were granted registration rights.   The holders may choose to convert part or all of their Notes into our common shares.  If we issue additional securities at a price lower than the specified amount, we may have to issue additional securities to the holders.  If any, or a combination of such events occurs, the proportionate ownership interest of our existing shareholders may be diluted. On June 10, 2010, the Company and the Investors entered into an amendment (the “Amendment”), which grants investors the rights to convert the $11 million Non-convertible Portion of the Convertible Debt. The rights expire in 5 business days after the effective date of this registration statement registering the shares to be issued on the conversion.

The warrants issued in 2008 were amended as well to permit the investors to exercise the warrants on a cashless basis and receive one common share for every two warrants held if the investor converts at least 55% of face amount of Convertible Debt held.

Upon entering the Amendment, certain investors have agreed to convert 55% of the aggregate face amount of debt to common shares and convert the warrants by receiving one common share for every two warrants held within 5 business days after the effective date of the registration statement filed by the Company.

We may be unable to acquire desired development land sites at commercially reasonable costs

Our revenue depends on the completion and sale of our projects, which in turn depends on our ability to acquire development sites. Our land use rights costs are a major component of our cost of real estate sales and increases in such costs could diminish our gross margin. In China, the PRC government controls the supply of land and regulates land sales and transfers in the secondary market. As a result, the policies of the PRC government, including those related to land supply and urban planning, affect our ability to acquire, and our costs of acquiring, land use rights for our projects. In recent years, the government has introduced various measures attempting to moderate investment in the property market in China. Although we believe that these measures are generally targeted at the luxury property market and speculative purchases of land and properties, we cannot assure you that the PRC government will not introduce other measures in the future that adversely affect our ability to obtain land for development. We currently acquire our development sites primarily through reorganization and companies out of bankruptcy. Under current regulations, land use rights acquired from government authorities for commercial and residential development purposes must be purchased through a public tender, auction or listing-for-sale. We may not be able to continue to purchase land use rights through reorganization or other companies out of bankruptcy and  that our land use rights costs may  increase in the future, which may lead to a decrease in our profit margin. In addition, we may not successfully obtain desired development sites due to the increasingly intense competition in the bidding processes. Moreover, the supply of potential development sites in any given city will diminish over time and we may find it increasingly difficult to identify and acquire attractive development sites at commercially reasonable costs in the future.

We depend on the availability of additional human resources for future growth.

We are currently experiencing a period of significant growth in our sales volume. We believe that continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operations and financial resources. As our operations continue to grow, we will have to continually improve our management, operational and financial systems, procedures and controls, and other resources infrastructure, and expand our workforce. There can be no assurance that our existing or future management, operating and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. Further, there can be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations, or to do so or to implement any of the above activities in a timely manner. Failure to manage our growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

Our projects and the raw materials we use have experienced significant price fluctuations in the past. There is no assurance that they will not be subject to future price fluctuations or pricing control. The land and raw materials we use may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of land and raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

We could be adversely affected by the occurrence of natural disasters.

From time to time, our developed sites may experience strong winds, storms, flooding and earth quakes. Natural disasters could impede operations, damage infrastructure necessary to our constructions and operations. The occurrence of natural disasters could adversely affect our business, the results of our operations, prospects and financial condition.

We are dependent on third-party subcontractors, manufacturers, and distributors for all construction services and the supply of construction materials, and a discontinued supply of such services and materials will adversely affect our construction projects.

The Company is dependent on third-party subcontractors, manufacturers, and distributors for all construction services and the supply of construction materials. Construction services or products purchased from the Company’s five largest subcontractors/suppliers accounted for 41% of the total purchases for the year ended December 31, 2009. A discontinued supply of such services and materials will adversely affect our construction projects.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

In general, the property development industry is intensely competitive and highly fragmented. We compete with various companies. Many of our competitors are more established than we are and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively or successfully with current or future competitors or that the competitive pressures we face will not harm our business.

Our operating subsidiary must comply with environmental protection laws that could adversely affect our profitability.

We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the People’s Republic of China (“PRC or “China”). Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the constructions. Although our construction technologies allow us to efficiently control the level of pollution resulting from our construction process, due to the nature of our business, wastes are unavoidably generated in the processes. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, being ordered to close down our business operations and suspension of relevant permits.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt its business operations.

Our future success will depend in substantial part on the continued service of our senior management, including Mr. Pingji Lu, our Chairman, and Mr. Feng Xiaohong, our Chief Executive Officer. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life or other insurance in respect of any of its officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support. Because of the rapid growth of the economy in PRC, competition for qualified personnel is intense. We cannot guarantee that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future.

The recognition of our real estate revenue and costs relies upon our estimation of total project sales value and cost.

We recognize our real estate revenue based on the percentage of completion method depending on the estimated project construction period. Under this method, revenue and costs are calculated based on an estimation of total project costs and total project revenue, which are revised on a regular basis as the work progresses. Any material deviation between actual and estimated total project sales and costs may result in an increase, a reduction or an elimination of reported revenues or costs from period to period, hence has an impact on our net income of the fiscal year.

Our failure to assist our customers in applying for property ownership certificates in a timely manner may lead to compensatory liabilities to our customers.

We are required to meet various requirements within 90 days after delivery of property, or such other period contracted with our customers, in order for our customers to apply for their property ownership certificates, including passing various governmental clearances, formalities and procedures. Under our sales contract, we are liable for any delay in the submission of the required documents as a result of our failure to meet such requirements, and are required to compensate our customers for delays. In the case of serious delays on one or more property projects, we may be required to pay significant compensation to our customers and our reputation may be adversely affected.

We do not have insurance to cover potential losses and claims.

We do not have insurance coverage against potential losses or damages with respect to our properties before their delivery to customers, nor do we maintain insurance coverage against liability from tortious acts or other personal injuries on our project sites. Although we require our contractors to carry insurance, we believe most of our contractors do not comply with this requirement. Our contractors may not be sufficiently insured themselves or have the financial ability to absorb any losses that arise with respect to our projects or pay our claims. In addition, there are certain types of losses, such as losses due to earthquakes, which are currently uninsurable in China. While we believe that our practice is in line with the general practice in the PRC property development industry, there may be instances when we will have to internalize losses, damages and liabilities because of the lack of insurance coverage, which may in turn adversely affect our financial condition and results of operations.

We may fail to obtain, or may experience material delays in obtaining necessary government approvals for any major property development, which will adversely affect our business.

The real estate industry is strictly regulated by the PRC government. Property developers in China must abide by various laws and regulations, including implementation rules promulgated by local governments to enforce these laws and regulations. Before commencing, and during the course of, development of a property project, we need to apply for various licenses, permits, certificates and approvals, including land use rights certificates, construction site planning permits, construction work planning permits, construction permits, pre-sale permits and completion acceptance certificates. We need to satisfy various requirements to obtain these certificates and permits. To date, we have not encountered serious delays or difficulties in the process of applying for these certificates and permits, but we cannot guarantee that we will not encounter serious delays or difficulties in the future. In the event that we fail to obtain the necessary governmental approvals for any of our major property projects, or a serious delay occurs in the government’s examination and approval progress, we may not be able to maintain our development schedule and our business and cash flows may be adversely affected. We may forfeit land to the PRC government if we fail to comply with procedural requirements applicable to land grants from the government or the terms of the land use rights grant contracts.

According to the relevant PRC regulations, if we fail to develop a property project according to the terms of the land use rights grant contract, including those relating to the payment of land premiums, specified use of the land and the time for commencement and completion of the property development, the PRC government may issue a warning, may impose a penalty or may order us to forfeit the land. Specifically, under current PRC law, if we fail to commence development within one year after the commencement date stipulated in the land use rights grant contract, the relevant PRC land bureau may issue a warning notice to us and impose an idle land fee on the land of up to 20% of the land premium. If we fail to commence development within two years, the land will be subject to forfeiture to the PRC government, unless the delay in development is caused by government actions or force majeure. Even if the commencement of the land development is compliant with the land use rights grant contract, if the developed General Floor Area (“GFA”) on the land is less than one-third of the total GFA of the project or the total capital invested is less than one-fourth of the total investment of the project and the suspension of the development of the land continues for more than one year without government approval, the land will also be treated as idle land and be subject to penalty or forfeiture. We cannot assure you that circumstances leading to significant delays in our development schedule or forfeiture of land will not arise in the future. If we forfeit land, we will not only lose the opportunity to develop the property projects on such land, but may also lose all past investments in such land, including land premiums paid and development costs incurred.

If Tsining, one of our PRC Subsidiaries, fails to repay the outstanding loan secured by the mortgages over apartments already sold to customers, the house purchasers may claim damages against us for failure of duly transferring legal ownership of relevant purchased houses.

One of our PRC Subsidiaries, Tsining, borrowed a loan of RMB150,000,000 from Xinhua Trust Co., Ltd. for a term of two (2) years pursuant to a loan agreement, dated as of 29 January 2010, for its development and construction of Phase II of Junjing Garden Project. To secure its payment obligations under the said loan agreement, Tsining created mortgage over 463 apartments of 24 G Project with a total area of 36,528.56 square meters registered under Tsining’s name in favor of Xinhua Trust Co., Ltd.  Among 463 apartments mortgaged to Xinhua Trust Co., Ltd., 417 apartments with a total area of 33,734.59 square meters were already sold to customers.  After paying certain compensation to such customers, Tsining has obtained the consent of such customers that Tsining does not need to remove the mortgage on such apartments or to register the transfer of the ownership of such apartments by Tsining to the customers for the time being.

However, if Tsining fails to repay the outstanding loan secured by the mortgages created over 451 apartments already sold to customers pursuant to the terms of the loan agreement, Xinhua Trust Co., Ltd. may request foreclosure of the mortgages; in such case, the affected customers may request reinstatement of the ownership of the apartments in question and claim against Tsining for their losses and damages that might be incurred due to the foreclosure of the mortgages.  This could have a material impact on our operations in China.

As a public company, we are required to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act of 2002.  If we fail to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act or if we fail to maintain adequate internal controls over financial reporting, our business, results of operations and financial condition could be materially adversely affected.

As a public company, we are required to comply with the periodic reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including preparing annual reports and quarterly reports.  Our failure to prepare and disclose this information in a timely manner could subject us to penalties under U.S. federal securities laws, expose us to lawsuits and restrict our ability to access financing.  In addition, we are required under applicable law and regulations to design and implement internal controls over financial reporting, and evaluate our existing internal controls with respect to the standards adopted by the U.S. Public Company Accounting Oversight Board.

We cannot assure you that we will not identify control deficiencies that may constitute significant deficiencies or material weaknesses in our internal controls in the future.  As a result, we may be required to implement further remedial measures and to design enhanced processes and controls to address issues identified through future reviews.  This could result in significant delays and costs to us and require us to divert substantial resources, including management time, from other activities.

If we do not fully remediate the material weaknesses identified by management or fail to maintain the adequacy of our internal controls in the future, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act.  Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud.  As a result, any failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock.

Risk Relating to the Residential Property Industry in China

Our global income and the dividends we receive from our PRC subsidiary may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law and its implementing rules, both became effective from January 1, 2008, an enterprise established outside of the PRC with "de facto management bodies" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term "de facto management bodies" as "establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise." The State Administration of Tax, or SAT, issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals, like our company, the determining criteria set forth in Circular 82 may reflect SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. Accordingly, we may be considered a resident enterprise and may therefore be subject to the enterprise income tax at 25% on our global income. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

Under the applicable PRC tax laws in effect before January 1, 2008, dividend payments to foreign investors made by foreign-invested enterprises in China and paid to the foreign investors, such as Tsining Housing Development, were exempt from PRC withholding tax. Pursuant to the PRC Enterprise Income Tax Law, however, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors will be subject to a 10% withholding tax, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.

The PRC Enterprise Income Tax Law and its implementation rules provide that PRC withholding tax at the rate of 10% will generally be applicable to dividends derived from sources within the PRC and received by non-PRC enterprise shareholders. Similarly, gains derived from the transfer of shares by such shareholders are also subject to PRC enterprise income tax if such gains are regarded as income derived from sources within the PRC. We are a U.S. holding company  and substantially all of our income may come from dividends we receive from our subsidiaries, primarily those located in China. If the dividends we pay to our shareholders, or the gains our non-PRC shareholders may realize from the transfer of our common shares are be treated as PRC-sourced income, 10% PRC withholding tax will be imposed.

In addition, because there remains uncertainty regarding the interpretation and implementation of the PRC Enterprise Income Tax Law and its implementation rules, it is uncertain whether, if we are regarded as a PRC resident enterprise, any dividends to be distributed by us to our non-PRC shareholders would be subject to any PRC withholding tax. Hence we cannot assure you that such dividends will continue to be exempt from PRC income tax law.  If we are required under the PRC Enterprise Income Tax Law to withhold PRC income tax on our dividends payable to our non-PRC corporate shareholders, your investment in common shares may be materially and adversely affected.

We may rely principally on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we may rely principally on dividends and other distributions on equity paid by our PRC subsidiaries, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur. If our PRC subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, our PRC subsidiaries, as foreign invested enterprises in the PRC, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a foreign invested enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital. At its discretion, it may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

The enforcement of the Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

On June 29, 2007, the National People's Congress of China enacted the Labor Contract Law, which became effective on January 1, 2008. Compared to the Labor Law, the Labor Contract Law establishes more restrictions and increases costs for employers to dismiss employees, including specific provisions related to fixed-term employment contracts, temporary employment, probation, consultation with the labor union and employee assembly, employment without a contract, dismissal of employees, compensation upon termination and overtime work, and collective bargaining. According to the Labor Contract Law, an employer is obliged to sign labor contract with unlimited term with an employee if the employer continues to hire the employee after the expiration of two consecutive fixed-term labor contracts or the employee has worked for the employer for ten consecutive years. The employer also has to pay compensation to an employee if the employer terminates an unlimited-term labor contract. Such compensation is also required when the employer refuses to renew a labor contract that has expired, unless it is the employee who refuses to extend the expired contract. In addition, under the Regulations on Paid Annual Leave for Employees, which became effective on January 1, 2008, employees who have served more than one year for an employer are entitled to a paid vacation ranging from 5 to 15 days, depending on their length of service. Employees who waive such vacation time at the request of employers shall be compensated for three times their regular salaries for each waived vacation day.

According to the above PRC central government and local regulations, we are required to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance for all employees, to designated government agents. At the same time, we are required to pay statutory employee benefits based on the local government pre-set contribution ratio, and accrue provisions for unpaid employee benefits based on relevant central government regulations. Thus we cannot be certain that such accrued amount will be sufficient to meet any additional employee benefits payments that we are required to pay in the future. As a result of these new measures designed to enhance labor protection, our employee costs are expected to increase, which may adversely affect our business and our results of operations.

We are heavily dependent on the performance of the residential property market in China, which is at a relatively early development stage.

The residential property industry in the PRC is still in a relatively early stage of development. Although demand for residential property in the PRC has been growing rapidly in recent years, such growth is often coupled with volatility in market conditions and fluctuation in property prices. It is extremely difficult to predict how much and when demand will develop, as many social, political, economic, legal and other factors, most of which are beyond our control, may affect the development of the market. The level of uncertainty is increased by the limited availability of accurate financial and market information as well as the overall low level of transparency in the PRC, especially in Tier II cities which have lagged in progress in these aspects when compared to Tier I cities.

The lack of a liquid secondary market for residential property may discourage investors from acquiring new properties. The limited amount of property mortgage financing available to PRC individuals may further inhibit demand for residential developments.

We face intense competition from other real estate developers.

The property industry in the PRC is highly competitive. In the Tier II cities we focus on, local and regional property developers are our major competitors, and an increasing number of large state-owned and private national property developers have started entering these markets. Many of our competitors, especially the state-owned and private national property developers, are well capitalized and have greater financial, marketing and other resources than we have. Some also have larger land banks, greater economies of scale, broader name recognition, a longer track record and more established relationships in certain markets. In addition, the PRC government’s recent measures designed to reduce land supply further increased competition for land among property developers.

Competition among property developers may result in increased costs for the acquisition of land for development, increased costs for raw materials, shortages of skilled contractors, oversupply of properties, decrease in property prices in certain parts of the PRC, a slowdown in the rate at which new property developments will be approved and/or reviewed by the relevant government authorities and an increase in administrative costs for hiring or retaining qualified personnel, any of which may adversely affect our business and financial condition. Furthermore, property developers that are better capitalized than we are may be more competitive in acquiring land through the auction process. If we cannot respond to changes in market conditions as promptly and effectively as our competitors or effectively compete for land acquisition through the auction systems and acquire other factors of production, our business and financial condition will be adversely affected.

In addition, risk of property over-supply is increasing in parts of China, where property investment, trading and speculation have become overly active. We are exposed to the risk that in the event of actual or perceived over-supply, property prices may fall drastically, and our revenue and profitability will be adversely affected.

The PRC government may adopt further measures to curtail the overheating of the property sector.

Along with the economic growth in China, investments in the property sectors have increased significantly in the past few years. In response to concerns over the scale of the increase in property investments, the PRC government has introduced policies to curtail property development. We believe the following regulations, among others, significantly affect the property industry in China.

In May 2006, the Ministry of Construction, National Development and Reform Commission, or the NDRC, People’s Bank of China (“PBOC”) and other relevant PRC government authorities jointly issued the Opinions on Adjusting the Housing Supply Structure and Stabilizing the Property Prices, which introduced measures to limit resources allocated to the luxury residential market. For instances, the new measures require that since June 1, 2006 at least 70% of a residential project must consist of units with a Gross Floor Area (“GFA”) of less than 90 square meters per unit, and the minimum amount of down payment was increased from 20% to 30% of the purchase price of the underlying property if it has a unit GFA of 90 square meters or more and the property is purchased for residence purpose only.  In September 2007, PBOC and China Banking Regulatory Commission issued the Circular on Strengthening the Management of Commercial Real Estate Credit Facilities, which increased the minimum down payment for any purchase of second or subsequent residential property to 40% of the purchase price if the purchaser had obtained a bank loan to finance the purchase of his or her first property.

In July 2006, the Ministry of Construction, the Ministry of Commerce, NDRC, PBOC, the State Administration for Industry and Commerce and State Administration of Foreign Exchange (“SAFE”) issued Opinions on Regulating the Entry and Administration of Foreign Investment in Real Property Market, which impose significant requirements on foreign investment in the PRC real estate sector. For instance, these opinions set forth requirements of registered capital of a foreign invested real property enterprise as well as thresholds for a foreign invested real property enterprise to borrow domestic or overseas loans. In addition, in May 2007, the Ministry of Commerce and SAFE jointly issued the Notice on Further Strengthening and Regulating the Approval and Supervision of Foreign Investment in Real Estate Market, which requires, a foreign invested real property enterprise approved by local authorities to register such approvals with the Ministry of Commerce.

The PRC government’s restrictive regulations and measures to curtail the overheating of the property sector could increase our operating costs in adapting to these regulations and measures, limit our access to capital resources or even restrict our business operations. We cannot be certain that the PRC government will not issue additional and more stringent regulations or measures, which could further slow down property development in China and adversely affect our business and prospects.

Our sales will be affected if mortgage financing becomes more costly or otherwise becomes less attractive.

Substantially all purchasers of our residential properties rely on mortgages to fund their purchases. An increase in interest rates may significantly increase the cost of mortgage financing, thus affecting the affordability of residential properties. In 2008, PBOC changed the lending rates five times. The benchmark lending rate for loans with a term of over five years, which affects mortgage rates, has been increased to 5.94 percent on August 30, 2010. The PRC government and commercial banks may also increase the down payment requirement, impose other conditions or otherwise change the regulatory framework in a manner that would make mortgage financing unavailable or unattractive to potential property purchasers. Under current PRC laws and regulations, purchasers of residential properties generally must pay at least 20 percent of the purchase price of the properties before they can finance their purchases through mortgages. In May 2006, the PRC government increased the minimum amount of down payment to 30 percent of the purchase price of the underlying property if such property has a unit GFA of 90 square meters or more and the property is purchased for residence purpose only In September 2007, the minimum down payment for any purchase of second or subsequent residential property was increased to 40 percent of the purchase price if the purchaser had obtained a bank loan to finance the purchase of his or her first property. Moreover, the interest rate for bank loans of such purchase shall not be less than 110 percent of the PBOC benchmark rate of the same term and category. For further purchases of properties, there would be upward adjustments on the minimum down payment and interest rate for any bank loan. In addition, mortgagee banks may not lend to any individual borrower if the monthly repayment of the anticipated mortgage loan would exceed 50 percent of the individual borrower’s monthly income or if the total debt service of the individual borrower would exceed 55 percent of such individual’s monthly income. If the availability or attractiveness of mortgage financing is reduced or limited, many of our prospective customers may not be able to purchase our properties and, as a result, our business, liquidity and results of operations could be adversely affected.

In line with industry practice, we provide guarantees to PRC banks with respect to loans procured by the purchasers of our properties for the total amount of mortgage loans. Such guarantees expire upon the completion of the registration of the mortgage with the relevant mortgage registration authorities. If there are changes in laws, regulations, policies, and practices that would prohibit property developers from providing guarantees to banks in respect of mortgages offered to property purchasers and as a result, banks would not accept any alternative guarantees by third parties, or if no third party is available or willing in the market to provide such guarantees, it may become more difficult for property purchasers to obtain mortgages from banks and other financial institutions during sales and pre-sales of our properties. Such difficulties in financing could result in a substantially lower rate of sale and pre-sale of our properties, which would adversely affect our cash flow, financial condition, and results of operations. We are not aware of any impending changes in laws, regulations, policies, or practices that will prohibit such practice in China. However, there can be no assurance that such changes in laws, regulations, policies, or practices will not occur in China in the future.

The PRC government has recently introduced certain policy and regulatory measures to cool down the real estate market and we already saw the effects of such policy and regulatory measures in certain cities.

Since the second half of 2009, the PRC real estate market has experienced exponential growth and housing prices rose rapidly in certain cities. In response to concerns over the scale of the increase in property investments, the PRC government has implemented measures and introduced policies to curtail property development and promote the healthy development of the real estate industry in the PRC.

In April 2010, the general office of the PRC State Council issued a circular to all ministries and provincial-level local governments. Among other matters, the circular provided as follows: purchasers of a first residential property for their households with a gross floor area of greater than 90 square meters must make down payments of no less than 30% of the purchase price; purchasers of a second residential property for their households must make down payments of no less than 50% of the purchase price and the interest rate of any mortgage for such property must equal at least the benchmark interest rate plus 10%; and for purchasers of a third residential property, both the minimum down payment amount and applied interest rate must be significantly higher than the relevant minimum down payment and interest rate which would have been applicable prior to the issuance of the circular. In order to implement the requirements set forth in the State Council’s circular, People’s Bank of China and  the Ministry of Land and Resources issued implementing regulatory measures to restrict mortgage lending and tighten the availability of land resources for future constructions.

In cities such as Beijing and Shanghai, we already saw the effects of such policy and regulatory measures. The sales volumes for real properties in Beijing and Shanghai reportedly have decreased significantly after the policy change.  The sale price for certain properties in such cities have also started to show signs of weakening. The PRC government’s policy and regulatory measures on the PRC real estate sector could limit our access to required financing and other capital resources, adversely affect the property purchasers’ ability to obtain mortgage financing or significantly increase the cost of mortgage financing, reduce market demand for our properties and increase our operating costs. These factors may materially and adversely affect our business, financial condition, results of operations and prospects.

Our sales, revenues and operations will be affected if our customers are not able to secure mortgage financing on attractive terms, if at all.

Substantially all purchasers of our residential properties rely on mortgages to fund their purchases. If the availability or attractiveness of mortgage financing is reduced or limited, many of our prospective customers may not be able to purchase our properties and, as a result, our business, liquidity and results of operations could be adversely affected.

The recent circulars issued by the PRC State Council and related measures taken by ministries and local governments have restricted and may continue to restrict the ability of purchasers to qualify for or obtain mortgage financing. In response to the circular issued in April 2010, certain purchasers of our properties can no longer qualify for loans any more and this leads to cancellations of our existing sales and the returning of down payments by us to those persons who have previously entered into a contract with us to purchase a unit but were unable to obtain a mortgage within the 30-day period after the contract date.

PRC government may issue further restrictive measures in the future.

We cannot assure you that the PRC government will not issue further restrictive measures in the future.  The PRC government’s restrictive regulations and measures could increase our operating costs in adapting to these regulations and measures, limit our access to capital resources or even restrict our business operations, which could further adversely affect our business and prospects.

The Company’s PRC Subsidiaries have taken the position that they are compliant with the taxation, environmental, employment and social security rules of China, and if that position turns out to be wrong, they may face penalties imposed by the PRC government.

While the Company believes its PRC Subsidiaries have been in compliance with PRC taxation, environmental, employment and social security rules during their operations in China, the Company has not obtained letters from the PRC government authorities confirming such compliance. If any PRC government authority takes the position that there is non-compliance with the taxation, environmental protection, employment and social security rules by any of the Company’s PRC Subsidiaries, they may be exposed to penalties by such PRC government authority, in which case the operation of the Company’s PRC Subsidiaries in question may be adversely affected.

Risks Related to Doing Business in China

China’s economic policies could affect our business.

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been changing from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, the control of payment of foreign currency- denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

Capital outflow policies in China may hamper our ability to remit income to the United States.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive all of our revenues in RMB. Under our current corporate structure, our U.S. holding company may rely on dividend payments from our PRC subsidiaries, to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. This could affect the ability of our PRC subsidiaries to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and China’s foreign exchange policies. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on exchange rates set by the People's Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB solely to the U.S. dollar. Under this revised policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. Since July 2008, however, the RMB has traded within a narrow range against the U.S. dollar. As a consequence, the RMB has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. It is difficult to predict how long the current situation may last and when and how RMB exchange rates may change going forward.  Any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from this offering of our common stock into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. Any significant devaluation of Renminbi may reduce our operation costs in U.S. dollars but may also reduce our earnings in U.S. dollars. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

There can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

In addition, there can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

It may be difficult to effect service of process and enforcement of legal judgments upon our Company and our officers and directors because some of them reside outside the United States.

As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. Moreover, our PRC counsel has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. In order to minimize this risk of nonenforcement, we have appointed Pingji Lu, our Chairman and Chief Executive Officer, as our agent to receive service of process in any action against our company in the United States.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

We may face obstacles from the communist system in China.

Foreign companies conducting operations in China face significant political, economic and legal risks. The political system in China, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in China.

China historically has not adopted a Western style of management and financial reporting concepts and practices, modern banking, computer or other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors, and assets based in China. Because the Company’s executive officers and directors, including, the chairman of its board of directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and or our officers and directors by a stockholder or group of stockholders in the United States. Also, because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against it in a United States court.

Interpretation of PRC laws and regulations involves uncertainty.

Our core business is conducted within China and is governed by PRC laws and regulations. The PRC legal system is based on written statutes, and prior court decisions can only be used as a reference. Since 1979, the PRC government has promulgated laws and regulations in relation to economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, with a view to developing a comprehensive system of commercial law, including laws relating to property ownership and development. However, due to the fact that these laws and regulations have not been fully developed, and because of the limited volume of published cases and the non-binding nature of prior court decisions, interpretation of PRC laws and regulations involves a degree of uncertainty. Some of these laws may be changed without being immediately published or may be amended with retroactive effect. Depending on the government agency or how an application or case is presented to such agency, we may receive less favorable interpretations of laws and regulations than our competitors, particularly if a competitor has long been established in the locality of, and has developed a relationship with, such agency. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. All these uncertainties may cause difficulties in the enforcement of our land use rights, entitlements under its permits, and other statutory and contractual rights and interests.

We may face judicial corruption in the People’s Republic of China.

Another obstacle to foreign investment in the People’s Republic of China is corruption. There is no assurance that we will be able to obtain recourse, if desired, through the People’s Republic of China’s poorly developed and sometimes corrupt judicial systems.

Risks Related to Our Common Stock

There is no assurance of an established public trading market, which would adversely affect the ability of investors in our company to sell their securities in the public markets.

Although our common stock trades on the NASDAQ’s automated quotation system (the “NASDAQ Stock Market”), a regular trading market for the securities may not be sustained in the future. Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	change in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company and the technologies industries generally; and

•	general economic and other national conditions.

The limited prior public market and trading market may cause volatility in the market price of our common stock.

Our common stock is currently traded on the NASDAQ under the symbol “CHLN.” The quotation of our common stock on the NASDAQ does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our principal stockholders, current executive officers and directors own a significant percentage of our Company and will be able to exercise significant influence over our Company.

Our executive officers and directors and principal stockholders together will beneficially own a majority of the total voting power of our outstanding voting capital stock. These stockholders will be able to determine the composition of our Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock.

We do not anticipate paying dividends on our common stock.

We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our directors intend to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business.

Our common stock could be considered to be a “penny stock.”

Our common stock could be considered to be a “penny stock” if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

As of October 8, 2010, our stock is quoted on the NASDAQ Stock Market and has a price of $2.15 per share.

Broker-dealer requirements may affect trading and liquidity.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

The dilutive effect of future issuance of securities may have an adverse impact on the proportionate ownership interest.

The existing shareholder do not have preemptive rights in any securities issued in the future.  The rights of existing shareholders may be diluted by any such issuance,   The issuance of shares of our securities in additional capital raising transactions would dilute, and thereby reduce, each existing shareholder’s proportionate ownership interest in our securities.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008. Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

FORWARD-LOOKING STATEMENTS

This prospectus or any accompanying prospectus supplement, including the documents that we incorporate by reference, may contain forward-looking statements. Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described herein and those included in any accompanying prospectus supplement or in any document incorporated by reference into this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above, as well as the risk factors referred to on page 12 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

OUR COMPANY

Corporate History

We were incorporated in the state of Nevada on July 6, 2004, as Pacific Northwest Productions Inc. On April 21, 2006, we entered into a share purchase agreement with Xi’an Tsining Housing Development Co., Ltd., a corporation formed under the laws of the People’s Republic of China, and each of Xi’an Tsining’s shareholders. Pursuant to the share purchase agreement, we acquired all of the issued and outstanding capital stock of Xi’an Tsining from the Xi’an Tsining shareholders in exchange for 2,000,000 shares of our common stock. On May 5, 2006, we changed our name to China Housing & Land Development, Inc.

On April 21, 2006, we acquired 100% shares of Xi’an Tsining Housing Development Co., Ltd (“Tsining”) through a share purchase agreement.

On March 9, 2007, we entered into a shares transfer agreement with the shareholders of Xi’an New Land Development Co., Ltd. (“New Land”), pursuant to which we acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. The total purchase price for the share acquisition was 270 million Renminbi, estimated to be approximately US$34 million at the current currency exchange rate which is subject to change. The total purchase price includes the initial cash payment of 5 million Renminbi, estimated to be approximately US$610,000, an additional cash payment of 57 million Renminbi, estimated to be approximately US$7.2 million, and the issuance of 10% promissory notes of the aggregate amount of 208 million Renminbi, estimated to be approximately US$26.2 million, with a maturity date of January 30, 2009.  At year end 2009, the company reached an agreement with New Land original shareholder to remove the specific maturity date of this promissory note. The loans bear interest at 10% percent per annum. Until such time as final payments are arranged, the loans remain outstanding and the Company continues to pay interest at 10% per annum.

On November 5, 2008, the Compa
ny and Prax Capital entered into a Joint Venture agreement to set up Puhua (Xi’an) Real Estate Development Co., Ltd.(“Puhua”). We have a 75% interest in Puhua.

On January 20, 2009, we signed an equity purchase agreement with the shareholders of Xi’an Xinxing Property management Co., Ltd. (“Xinxing Property”) and acquired 100% ownership of Xinxing Property and its 100% subsidiary Xi’an Xinxing Hotel management Co., Ltd. (“Xinxing Hotel”).

In March, 2009, we incorporated Wayfast Holdings Limited (“Wayfast”) with its 100% subsidiary - Clever Advance Limited (“Clever Advance”) and Gracemind Holdings Limited (“Gracemind”) with its 100% subsidiary - Treasure Asia Holdings Limited (“Treasure Asia”). They were holding companies and inactive during the year ended December 31, 2009.

On January 15, 2010, Tsining signed an equity purchase agreement with the shareholders of Suodi and acquired 100% ownership of Suodi for a purchase price of $7,954,478 (approximately RMB 54.36 million).

China Housing & Land Development, Inc. is a real estate development company engaged in the development, construction, and sale of residential and commercial real estate units primarily in Xi’an, Shaanxi province, located in the northwest part of China, as well as land development in Shaanxi province, China.

CORPORATE STRUCTURE

China Housing and Land Development, Inc.
100%
100%
100%
Wayfast holdings limited
Gracemind holdings limited
Man State holdings limited
100%
100%
60%
Clever Advance limited
Treasure Asia holdings limited
Success Hill limited
Outside Mainland China including Hong Kong
100%
100%
62.5%
Inside Mainland China
37.5%
Tsining Housing Development
New Land Development
Puhua Real Estate Development
100%
100%
100%
Xinxing Property Management
Suodi Co., Ltd
100%
Xinxing Hotel Management

Business

Overview

We are a real estate development company headquartered in Xi’an doing business primarily in the Shaanxi province, located in the western part of China.  We are a leading housing and land development company focusing on real estate development opportunities in the region.

Through our subsidiaries, Tsining, New Land and PuHua, we are engaged in the development, construction, and sale of residential and commercial real estate units, as well as land development in Shaanxi province, China.  Tsining has completed a number of significant real estate development and construction projects in Xi’an. Through Tsining, we expand our business into other developing urban markets in western China.

Our business model has proven to be efficient and profitable since inception. We divide each project into five deployment phases, spanning from land acquisition to after sale services.

Our average project development lasts over two years, and provides us with initial revenues after three quarters.

Land Acquisition

To date, we have been successful in acquiring land from many sources including distressed assets, such as bankrupt factories. We have achieved this through long term relations with the central and local governments and rarely enter open auctions for land.

Planning & Design

We employ in-house design teams, who often start the design work as soon as land has been identified. We believe we are able to achieve superior designs and effective planning to control costs and enhance demand.

Construction

We do not undertake any construction– we outsource this function to qualified third parties through competitive processes. We have a strong track record of working with top construction companies and providing quality on-time delivery.

Marketing & Pre-Sales

We initiate pre-sales shortly after construction has commenced and approved by the government– our sales efforts are partly outsourced to external professionals. Pre-sales provide us income, with many projects becoming cash flow positive within nine months.

After Sales Service

We always follow up with our customers after the sale to ensure good relationships and future recommendations. We also have a wholly-owned property management company which performs integrated after-sales services.

Corporate Information

Our corporate offices are located at 6 Youyi Lu, Han Yuan 4th Floor, Xi’an, China. Our telephone number at that location is +86-29-8258-2632.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is http://www.chldinc.com.

OUR INDUSTRY

We primarily focus on the development, management and sale of residential real estate properties in order to providing affordable housing to middle class consumers in Western China, especially first time purchasers and first time up-graders.  Our current development projects are mainly located in Xi’an, Shaanxi Province, the PRC.  We are in the process of expanding into other Tier II and Tier III cities in Western China.

Overall Industry Overview

In early 2000, the Chinese real estate industry started to transition towards a market-oriented system. Although the Chinese government still owns all urban land in China, land use rights with terms of up to 70 years, can be granted to, and owned or leased by, private individuals and companies. A large and active market in the private sector has developed for sales and transfers of land use rights which were initially granted by the Chinese government. All property units built on such land belong to private developers for the term of period indicated. The recent transition in the real estate industry’s structure in China has fostered the development of real estate-related businesses, such as property development, property management and real estate agencies.

The significant growth of the Chinese economy during the past decade has led to a significant expansion of the real estate industry. This expansion has been supported by other factors, including increasing urbanization, growing personal affluence, as well as the emergence of a mortgage lending market. The following table sets forth selected statistics for the overall real estate industry in mainland China for the periods indicated.

	For the years ended December 31,
									2001-2008
	2001	2002	2003	2004	2005	2006	2007	2008	CAGR
Invest in real estate development($in billion)	76.6	94.2	122.5	158.9	192.2	290.4	345.4	417.7	25.20%
Total housing area (square feet in billion)	24.5	29.6	96.4	41.2	59.7	64.5	72.2	93.1	21.90%
Average price of properties sold($/square feet)	24.9	25.2	25.2	26.4	91.2	95.6	95.6	109.3	11.60%

Source: China Statistic Year Book 2008 (all government data is based on calendar year)

Growth Drivers

West China

We believe the industry is well positioned to grow at comparable rates for the next few years due to social, economic, regulatory and government stimulus-related factors.  Key growth drivers include the following:

•
“Go West” policy. The "Go West" policy encourages economic development and population movement to the West covering: six provinces, five autonomous regions and one municipality; western China accounts for 56% of mainland China's land with only approximately 23% of its population and 18% of total GDP.  Significant foreign and domestic investments in Xi’an and throughout western China are set to support the growth of the middle income categories. The strong demand in residential properties is driven by increasing urbanization,

•
Increasing Urbanization in West China. The urban population in China has grown significantly over the past 10 years, creating higher demand for housing in many cities. The following table sets forth China’s urban population, total population and urbanization rates for periods indicated:

•
New urbanization trends of population to the West. Urbanization rate in the Tier II cities is faster than the total population growth. Over 300 million urban newcomers are expected to need housing in the next two decades. According to data of Xi’an Statistical Bureau, in 2008 the population of Xi’an was 8.4 million, urbanization  rate was 47%. And the government plan to increase the population to 10.7 million with an urbanization rate of 80% in 2020.

Source: National Bureau of Statistics

•
China’s Rapidly Growing Middle-Class Population.  China’s current population stands at over 1.3 billion, expected to reach 1.4 billion in 2026. Among the population, the middle-class is growing fastest with 130 million people in 2006 (10.1%) expected to grow to 500 million by 2026 (37.5%). The middle class is defined as households with an annual income of between $6,000 and $25,000, with housing being the number one spending category. The rapid urbanization, growth in consumer spending coupled with the significant growth of the urban disposable income per capita (more than doubled from 2003 to 2008) and the low home ownership levels compared to Western countries make this population a massive driver of the future growth of the Chinese real estate market.

Source: PRC State Council Development Research Center, and Monitor Group.

•
Government Stimulus. In response to the global financial crisis, the PRC announced a 4 trillion RMB stimulation program on November 27, 2008. Subsequently, on March 6, 2009, the National Development and Reform Commission Director, Mr. Zhang Ping, announced a reshaping of the economic stimulus package that retained the investment total of 4 trillion RMB but adjusted its focus. Within the 4 trillion RMB package, about 400 billion RMB will go toward civil works, including low-income housing and renovation. Two additional categories (370 billion RMB technology advances & 1.5 trillion RMB industry restructuring and infrastructure) are also expected to benefit Xi’an’s industries, and therefore further fuel demand in the city’s real estate market.

Source: Zhang Ping, National Development and Reform Commission, press conference, March 6, 2009.

Type of Cities in China

China has 167 cities with a population of over one million.  These cities are divided into three categories/tiers.  There are significant differences distinguishing Tier I cities from Tier II and Tier III cities in China:

Tier I

A group of four cities, located near the East Coast, compose the group of Tier I cities: Beijing, Shanghai, Shenzhen, and Guangzhou. These cities are more urbanized and have higher GDP per capita compared to the rest of China. The residential real estate prices in those cities have been skyrocketing and are the catalyst of many government policy changes.

Tier II and III

There are over 35 Tier II and III cities with an accumulative population of 215 million. Demand for real estate properties in Tier II/III cities is strong. Industrial expansion and improved infrastructure will support continued urbanization and fuel the growth of the real estate sector in these cities.

Typically, housing is affordable for consumers in Tier II/III cities compared to Tier I cities. Disposable income in Tier II/III have increased faster than real estate prices and overall saving rates in Tier II/III cities are higher than in Tier I cities.

Source: Bureau of Statistics of the above cities

Economic Developments

Rapid economic growth in eastern China has made Tier I cities more mature, making Tier II and III cities a viable alternative for companies looking to reduce its cost bases. This has subsequently caused a movement towards these cities. Multinational corporations have been expanding out of mega cities along the East Coast of China, such as Beijing, Shanghai, and Shenzhen, into neighboring and inland cities. Intel, for example, recently opened a development center in Chengdu, while the Liberty Mutual Group has chosen Chongqing for its Chinese headquarters. Unilever relocated its Chinese headquarters from Shanghai to the neighboring province of Hefei due to the lower labor and land costs and its strategic location.

The Chinese government has also been instrumental in stimulating regional growth by designating certain second-tier regions as priority zones. These actions are benefitting Xi’an, our primary market, coupled with local growth which saw Xi’an’s urban disposable income grow 24.7 percent in 2009.

As the ripple effect of economic growth continues to permeate second-tier cities and create a healthy environment for real estate development, leading indicators are signaling continuing moderate growth in local property markets.

Source: CEIC and E-House Company Reports.

City of Xi’an

Background

Xi’an served as the capital of China during 13 dynasties (from West Zhou in 1066 BC to Tang in 907 AD) and is well known for its Terracotta Army and other famous historic landmarks. Today, the city’s economic leadership is derived from its high-technology, pharmaceutical, military, aerospace, tourism, and advanced education industries.  The central government’s “Go West” policy has designated Xi’an as the regional economic hub of western China. To further encourage western China’s development, the central government plans to establish the “Central Shanxi Plain Economic Region” that will help enable the free flow of people, skill, capital, and trade among the western provinces. Xi’an, as the economic center of western China, will play a unique leadership role among the western tier-two cities.

Xi’an is gradually becoming an international city which boasts a large and educated work force. The city has China’s third largest university-educated workforce, making it a hotbed for research & development, high-technology manufacturing and information technology solutions.  Xi’an has begun to attract high-tech companies, including IBM, Applied Materials, Micron Technology, and Infineon. Applied Materials, for example, selected Xi’an for its $255 million phase one R&D center that will design and develop equipment for semiconductor chip manufacturing. In addition, Micron Technology has invested $250 million in Xi’an for packaging and testing of semiconductor chips.

China has announced its intention to become a world-class center for information technology research & development, production, outsourcing and services to rival and potentially surpass the success of India’s IT industry. Xi’an is expected to play an important role in that effort, having been designated by the government as one of five China Outsourcing Bases. Similar to Bangalore and Hyderabad, the Xi’an local government is carving out a niche in IT outsourcing by creating the 400,000 square-meter Xi’an Software Park. The park has already attracted top software and technology companies, including IBM, which is the government’s joint venture partner in creating the software park. Sybase, SPSS, Nortel, Fujouru, and NEC are already operating in the park. The Xi’an local government anticipates that the city’s IT outsourcing workforce will grow to 200,000 by 2010.

The Xi’an local government has laid out a master plan through the year 2020 to foster economic transformation and urbanization. For example, Xi’an is now limiting development in the city’s famous historical Gated Wall City (or Inner Ring), which will be revamped primarily for tourism. The city plans to relocate about 450,000 residents from the Inner Ring to the second, third, and fourth rings of the city and beyond.  One of the most ambitious plans is the development of a new satellite city in the Baqiao district, about eight kilometers from Xi’an’s center. The local government is developing the Baqiao district into the “First Water City of the West”, complete with high-end residential properties and hotels, international convention centers and a high-technology industry center. The new urban area will be home for 900,000 middle-to-upper income residents and for firms in industries that include R&D, services and high-technology, plus the potential headquarters for the Chinese operations of multinational corporations.

Emerging as an international city

Xi’an’s local government has been proactive in enhancing the city’s international image by hosting world class events like the Euro-Asia Economic Forum every second year and the Formula One Powerboat World Championship. To attract international tourists, Xi’an is leveraging its famous historical and cultural significance. Xi’an has revamped its tourism infrastructure in numerous ways, including the redevelopment of the famous Terracotta theme park. It has also selected China’s largest construction company to build a RMB 20 billion ($2.5 billion) theme park and a residential and commercial redevelopment project on the grounds of the famous Da Ming Gong Palace that was built 1,300 years ago during the Tang Dynasty. The city has also built out infrastructure to attract international travelers and is drawing large foreign retailers. Several large retailers have entered Xi’an, including Wal-mart, Carrefour, and Metro of Germany. Xi’an’s historic mystique and economic potential has also lured top luxury brands, including Louis Vuitton, Gucci, Prada and Versace to open outlets.

Xi’an real estate market

Strong fundamentals

We believe that demographic and economic factors, including emerging high-tech industries and increasing foreign capital inflow will stimulate Xi’an’s future growth.  In 2008, the Xi’an population was 8.4 million, the average urban living area per person was 26.3 square meters, lower than China’s urban average of 28 square meters per person in the same year. Xi’an has announced plans to increase the population to 10.7 million and the average living area per person to 33 square meters by 2020, which will require an additional 132 million square meters of new developments by 2020. Despite the solid economic growth and rising housing demand, real estate prices in Xi’an are still less than half of those in the mega cities such as Shanghai, Beijing and Shenzhen.

Sources: National Bureau of Statistics and E-House China Real Estate Research Institute, Xi’an Branch.

Xi’an: Growing, leading, and still affordable

Despite its role as the economic hub of western China, Xi’an’s new-property price appreciation since 2002 is relatively modest compared to other tier-two cities as shown below. Compared to other cities, Xi’an is more affordable.

Sources: Xi’an bureau of statistics.	Source: Bureau of statistics of above cities

Source: NBS, Xi’an Bureau of Statistics, CEIC.	Source: NBS, Xi’an Bureau of Statistics, CEIC.

2009 and first half 2010 Xi’an market update

In 2009, Xi’an real estate market started to recover from 2008’s downturn. The market boosted from the first quarter for the whole year. Both sales volume and prices were up. The Xi’an real estate market continued to appreciate in the first half of 2010. Residential pre-sales volume, measured by per square meter sold in the six months ended June 30, 2010, increased 23.4 percent from the same six-month period of 2009.  Residential pre-sales average price per square meter increased by 18.0 percent in the first half of 2010 compared with the same period of  2009.

Xi’an’s Transaction and supply in 2009.

Sources: E-House China Real Estate Research Institute, Xi’an Branch.

Supply and demand in Xi’an

According to a CRIC’s research report, the demand and supply relationship in the Xi’an area is considered to be in a healthy condition, with a supply/demand ratio of 0.8 at the end of 2009. Within 2009, the total new supply of salable GFA to the Xi’an market was 10.3 million square meter, and sold area has reached 13.0 million square meter. The imbalance has caused the market inventory to decrease significantly. By June 2010, the total salable inventory in Xi’an is about 7.5 million square meter, which is estimated to meet the market demand for about six months, by using the average consumption rate during the four quarters ended June 30, 2010.

Competitive Landscape

The real estate development business in China is organized into four levels under the structure of the “Qualification Certificate for Real Estate Development Enterprise.” The starting level is Level 4 (see table below). A company may climb the scale to participate in larger projects. However, only one level may be ascended per year. We gained Level 1 status under the China Ministry of Construction licensing policy in December 20 2006.  We are currently in the process of extending the license period with relevant government agencies, and we believe it is unlikely for us to have difficulties in obtaining such extension.

	Registered Capital (million)		Experience (years)	Developed Are within recent three years (square feet)
Level 1	US$	6.25	5	3,229,278
Level 2	US$	2.5	3	1,614,639
Level 3	US$	1	2	538,213
Level 4	US$	0.125	1	N/A

On the national level, there are numerous Level 1 companies involved in real estate projects across China (to develop in multiple regions a Level 1 status is required). There are 79 housing and land development companies listed on the Shanghai, Shenzhen and Hong Kong Stock Exchanges. However, such companies usually undertake large scale projects focusing on high-end families. We do not consider these as direct competitors as we target small to medium sized projects, and focus on middle-class families.

We are aware of two companies in Xi’an which may be considered to be direct competitors in the small to medium sized project sector:

Xian TANDE CO., LTD. (“TANDE”) (Level 1), is one of the largest real estate developers in Xian. This company is a state-owned enterprise established in May 1991, and listed on the Shanghai Exchange in 2006(Ticker: SHA 600665). TANDA generally undertake larger scale projects and already expanded their business into Shenzhen, Suzhou and Tianjing in 2007. By the end of December, 2009, TANDE had completed five projects, covered 1.4 million square meter of GFA. TANDA is now operating one project in Xian with a total GFA of 140,000 square meter, one project in Shenzhen with 50,000 square meter, one project in Tianjing with 100,000 square meter and two projects in Suzhou with 280,000 square meter. As a state-owned entity, they need to conduct some government functions including building public space and certain infrastructure work, which hurt their profitability. in the last three years, their net profit margined has ranged from 5% to 8%.

Xi’an Ziwei Development Company (“Ziwei”) (Level 1), is a state-owned enterprise established in 1999. This company has five projects completed with a total construction area of around 4 million square meters. It has eight projects currently under development with a total construction area of 1.5 million square meters. Since it is controlled by the Xi’an High-Tech Zone Government, most of our developments are located in Northwest of Xi’an. In 2009, Ziwei expanded their business to North part of Shaanxi province.

Company Section

Projects under construction

Project name	Type of Projects	Actual or Estimated Construction Period	Actual or Estimated Pre- sale Commencement Date	Total Site Area (m2)	Total GFA (m2)	Sold GFA by June 30, 2010 (m2)
JunJing II Phase Two	Multi-Family residential & Commercial	Q2/2009 - Q2/2011	Q3/2009	29,800	112,556	104,947
Puhua Project	Multi-Family residential & Commercial	Q2/2009 - Q3/2014	Q4/2009	192,582	640,000	67,883

Project name	Total Number of Units	Number of Units sold by June 30, 2010	Estimated Revenue ($ million)	Contract Revenue by June 30, 2010 ($ million)	Recognized Revenue by June 30, 2010 ($ million)
JunJing II Phase Two	1,015	914	93.4	80.4	62.9
Puhua Project	5,000	531	700.0	46.3	20.4

JunJing II: JunJing II is located at 38 East Hujiamiao, Xi’an, with a total gross floor area (“GFA”) of approximately 248,568 square meters. It is the first Canadian style residential community with “green and energy-saving” characteristics in Xi’an and has won the “National Energy Saving Project” award. The project is divided into 2 phases, namely JunJing II Phase One and JunJing II Phase Two. We started the construction of JunJing II Phase One in the third quarter of 2007 and started the pre-sale campaign in the second quarter of 2007.

The construction of Phase Two commenced in the fourth quarter of 2009 and pre-sales started within the same quarter. As of June 30, 2010, the contract revenue for Phase Two was $ 80.4 million, of which we have recognized $ 62.9 million in revenues. Revenue will continue to be recognized as the construction progresses.

Puhua: The Puhua project, the Company’s 79 acre joint venture located in the Baqiao project, has a total land area of 192,582 square meters and an expected gross floor area of approximately 640,000 square meters. In November 2008, the Company entered into an agreement with Prax Capital China Real Estate Fund I, Ltd., to form a joint venture. The joint venture was formed in late 2008, subject to certain conditions and approvals, which have been satisfied. Prax Capital Real Estate Holdings Limited invested US$29.3 million. The joint venture acquired the land use rights early in the second quarter of 2009.

The construction of the Puhua project began in June 2009. The whole project, which consists of four phases, is expected to be completed in the third quarter of 2014, with estimated revenues of $700 million. The Company began accepting pre-sale contracts for units in the Puhua Phase One project on October 24th, 2009. As of June 30, 2010, the contract revenue for Puhua project is $46.3 million, of which we have recognized $20.4 million.

Projects under planning and in process

Project name	Type of Projects	Estimated Construction Period	Estimated Pre- sale Commencement Date	Total Site Area (m2)	Total GFA (m2)	Total Number of Units
Baqiao New Development Zone	Land Development	2009 - 2020	N/A	N/A	N/A	N/A
JunJing III	Multi-Family residential & Commercial	Q3/2010 - Q3/2012	Q3/2010	7,510	47,153	434
Park Plaza	Multi-Family residential & Commercial	Q4/2010 - Q4/2014	Q4/2010	44,250	180,000	2,000
Golden Bay	Multi-Family residential & Commercial	Q4/2010 - Q4/2014	Q2/2011	146,099	378,887	N/A

Baqiao New Development Zone:  On March 9, 2007, we entered into a Share Transfer Agreement with the shareholders of Xi’an New Land Development Co., Ltd. (New Land), under which the Company acquired 32,000,000 shares of New Land, constituting 100 percent equity ownership of New Land. This acquisition gave the Company the exclusive right to develop and sell 487 acres of land in a newly designated satellite city of Xi’an.

Xi’an has designated the Baqiao District as a major resettlement zone in which the city expects 900,000 middle to upper income inhabitants to settle. The Xi’an government intends to create a successful development comparable to the development of Pudong in Shanghai which has resulted in new economic opportunities and provided housing for Shanghai’s growing population.

The Xi’an municipal government plans to invest 50 billion RMB (over $6 billion) in infrastructure for the Baqiao New Development Zone. The construction of a large-scale public wetland park is well underway; which will embellish the natural environment adjacent to our Baqiao project.

Through New Land the Company sold approximately 18.4 acres to another developer in 2007 and generated approximately $24.41 million in revenue.

In 2008, we initiated a joint venture with Prax Capital Real Estate Holdings Limited (Prax Capital) to develop 79 acres within the Baqiao project, which represents the first phase of the Baqiao project’s development. Prax Capital invested $29.3 million in cash in the joint venture. We have reached an agreement with Prax Capital on January 1, 2010 that we are going to redeem Prax’s interest at Puhua project within 3 years by Deccember 31, 2010. The project is further described in the Puhua section.

After selling 18.4 acres and placing 79 acres in the joint venture, about 389 acres remained available for the Company to develop in the Baqiao project.

JunJing III: JunJing III is near our JunJing II project and the city expressway. It has an expected total gross floor area of approximately 7,501 square meters. The project will consist of 3 high rise buildings, each 28 to 30 stories high. The project is targeting middle to high income customers who require a high quality living environment with convenient transportation to the city center. We plan to start construction during the third quarter of 2010 and expect pre-sales to begin during the third quarter of 2010. The total estimated revenues from this project are approximately $46 million.

Park Plaza: In July 2009, the Company entered into a Letter of Intent to acquire 44,250 square meters of land in the center of Xi'an for the Park Plaza project. The Company intends to develop a large mid-upper income residential and commercial development project on this site, with a gross floor area of 162, 000 square meters. The four-year construction of Park Plaza is expected to begin in the fourth quarter 2010. We anticipate accepting pre-sale purchase agreements in the fourth quarter of 2010, and revenues from pre-sale agreements will be recognized when all revenue recognition criteria have been met. The total revenue from Park Plaza is estimated to be $154 million.

Golden Bay: The Golden Bay project is located within the Baqiao project, with a total gross floor area of 378,887 square meters. The Golden Bay project will consist of residential buildings as well as a commercial area. Construction is anticipated to begin in the fourth quarter of 2010, and we expect to begin accepting pre-sale purchase agreements in the second quarter of 2011.

 Completed Projects with units available for sale

Project name	Type of Projects	Estimated Construction Period	Estimated Pre- sale Commencement Date	Total Site Area (m2)	Total GFA (m2)	Total Number of Units
JunJing II Phase One	Multi-Family residential & Commercial	Q4/2009	39,524	136,012	1,182	1,162
Tsining Home IN	Multi-Family residential & Commercial	Q4/2003	8,483	30,072	215	213
Tsining-24G	Hotel, Commercial	Q2/2006	8,227	43,563	773	749
JunJing I	Multi-Family residential & Commercial	Q3/2006	55,588	167,931	1,671	1,642

JunJing II Phase One: JunJing II Phase One consists of 13 residential buildings and 3 auxiliary buildings, including one kindergarten, with a gross floor area of about 136,012 square meters. As of June 30, 2010, JunJing II Phase One has contributed approximately $80 million in revenues. By June 30, 2010, we had sold approximately 1,162 units in the project, which accounts for about 98.3% of all available units totaling approximately 133,428 square meters, about 93.7% of available GFA. This project was delivered to customers at the end of October, 2009.

Tsining Home IN: 88 North Xingqing Road, Xi’an. Located near the city center, the Home IN project consists of 215 two to three bedroom western-style apartments. The total construction area is 30,072 square meters. The project, completed in December 2003, generated total sales of $13.7 million.

Tsining-24G: 133 Changle Road, Xi’an. 24G is a redevelopment of an existing 26 floor building, located in the center of the most developed commercial belt of the city. This upscale development includes secure parking, cable TV, hot water, air conditioning, natural gas access, internet connection and exercise facilities. This project was awarded “The Most Investment Potential Award in Xi’an City” in 2006. Target Customers were white-collar workers, small business owners and traders as well as entrepreneurs. Total area available for residential use was 43,563 square meters, covering 773 one to three bedroom service apartments. The project started construction in June 2005 and was completed in June 2006 with total sales of $42.1 million.

Tsining JunJing Garden I: 369 North Jinhua Road, Xi’an. JunJing Garden I was the first German style residential & commercial community in Xi’an, designed by the world-famous WSP architectural design house. Its target customers were local middle income families. The project has 15 residential apartment buildings consisting of 1,671 one to five bedroom apartments. The Garden features secure parking, cable TV, hot water, heating systems and access to natural gas. Total GFA available was 167,931 square meters. JunJing Garden I was also a commercial venture that houses small businesses serving the needs of JunJing Garden I residents and the surrounding residential communities. The project was completed in September 2006 and generated total revenue of $49.57 million.

Sales and Marketing

Pre-Sales and Sales

In China, developers typically start to market and offer properties before construction is completed. Under PRC pre-sales regulations, property developers must satisfy specific conditions before they can pre-sell properties that are under construction. These mandatory conditions include:

•	the land premium must have been paid in full;

•	the land use rights certificate, the construction site planning permit, the construction work planning permit and the construction permit must have been obtained;

•	at least 25% of the total project development cost must have been incurred;

•	the progress and the expected completion and delivery date of the construction must be fixed;

•	the pre-sale permit must have been obtained; and

•	the completion of certain milestones in the construction processes must be specified by the local government authorities.

These mandatory conditions require a certain level of capital expenditure and substantial progress in project construction before commencement of pre-sales.  Developers are required to file all pre-sale contracts with local land bureaus and real estate administrations after entering into such contracts.

We benefit from a strong sales and marketing platform which is complemented by professional third party sales agents for maximum impact.  As we are able to manage our customer relationship, the majority of our sales are generated by recommendations by existing customers; the new sales initiatives of our sales department generate approximately 44% of our total sales.  More than 70% of our customers are first time buyers.

After-sale Services and Delivery

We assist customers in arranging financing as well as various title registration procedures related to their properties. We have also set up an ownership certificate team to assist purchasers to obtain property ownership certificates.

We closely monitor the progress of construction of our property projects and conduct pre-delivery property inspections to ensure timely delivery. The time frame for delivery is set out in the sale and purchase agreements entered into with our customers, and we are subject to penalty payments to the purchasers for any delay in delivery caused by us. Once a property development has been completed and passed the requisite government inspections, we will notify our customers and hand over keys and possession of the properties.

We operate a wholly owned property management company that manages properties and ancillary facilities. We frequently follow up with our customers after the sale to ensure a good relationship and further recommendations.

Marketing

As of October 8, 2010, we maintain a marketing and sales force for our development projects consisting of 25 personnel. We also train and use outside real estate agents to market and increase the public awareness of our offering, and spread the acceptance and influence of our brand.  We use various advertising media to market our property developments, including newspapers, magazines, television, radio, e-marketing and outdoor billboards. We also participate in real estate exhibitions to enhance our brand name and promote specific developments.

Quality Control

We utilize quality control to ensure that our buildings and residential units meet high standards. Through our contractors, we provide customers with warranties covering the building structure and certain fittings and facilities of our property developments in accordance with the relevant regulations. To ensure construction quality, our construction contracts contain quality warranties and penalty provisions for poor work quality. We do not allow contractors to subcontract or transfer their contractual arrangements to third parties. We typically withhold 5% of the agreed construction fees for two to five years after completion of the construction as a deposit.

Governmental and environmental Regulations

To date, we have been compliant with all registrations and requirements for the issuance and maintenance of all licenses required by the applicable governing authorities in China. These licenses include:

•
“Qualification Certificate for Real Estate Development” authorized by the Shaanxi Construction Bureau, effective from December 20, 2006 to December 20, 2009. License No: JianKaiQi (2006) 603. The housing and land development process is regulated by the Ministry of Construction and authorized by the local offices of the Ministry. We are currently in the process of extending the license period with relevant government agencies, and we believe it is unlikely for us to have difficulties in obtaining such extension. Each development project must obtain the following licenses:

•	“License for Construction Area Planning” and “License for Construction Project Planning”, authorized by Xian Bureau of Municipal Design;

•	“Building Permit” authorized by the Committee of Municipal and Rural Construction;

After construction is complete, the project meet certain standards in order to obtain a validation certificate. These standards are regulated by the Local Ministry of Construction Bureau.

Housing and land development sales companies are regulated by the Ministry of Land & Natural Resources and authorized by the local office of the Ministry. Each project has to be authorized and must obtain a “Commercial License for Housing Sale” from the Real Estate Bureau.

Employees

As of August 31, 2010, we had 738 employees, including 48 in China Housing and Land Development, inc, 40 in Tsining, 33  in Puhua and 617  in Xinxing Property Management.

We believe we have a good working relationship with our employees. We are not a party to any collective bargaining agreements. At present, no significant change in our staffing is expected over the next 12 months, except for our acquisition of the property management company we acquired in January 2009. All employees are eligible for performance-based compensation.

USE OF PROCEEDS

This prospectus relates to the resale of our common stock by the selling stockholders. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of October 11, 2010. The selling stockholders acquired their securities through a private placement offering which closed on January 28, 2008 and was amended on June 11, 2010.

We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, the selling stockholders are not registered broker-dealers.

	Number			Percentage
	of	Offered	Number of	Holding
	Shares	Shares	Shares	After
	Owned	Underlying	Owned	Completion
	Prior to	Convertible	After	of
	Offering	Notes	Completion	Offering
Seller	(1)	(2)	of Offering	(%)

Whitebox Multi-Strategy Partners, LP	108,147	621,885	108,147	*

Cineasias Partners, LP	8,721	69,318	8,721	*

Whitebox Concentrated Convertible Arbitrage Partners, LP	6,932	55,099	6,932	*

DRE Partners, LP	53,347	311,140	53,347	*

F Cubed Partners, LP	32,110	205,485	32,110	*

Whitebox Credit Arbitrage Partners, LP	29,272	170,727	29,272	*

IAM Mini-Fund 14 Limited	2,237	17,774	2,237	*

Whitebox Small Cap Long Short Equity Partners, LP	19,904	103,779	19,904	*

Whitebox Special Opportunities Fund Series B Partners, LP	18,639	148,115	18,639	*

Pope Investments II LLC		197,487		*

Berlin Income, L.P.		34,560		*	*

Berlin Capital Growth, L.P.		14,811		*	*

Eastern Management & Financial LLC	144,147	24,686	144,147	*	*

Total	423,456	1,974,866	423,456	1.3%

(1)   As of October 11, 2010

(2)   We are registering 100% of the shares underlying the Convertible Notes for resale

* indicates percentages that are below 1%.

DESCRIPTION OF SHARE CAPITAL

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share. As of October 8, 2010, there were 33,083,354 shares of our common stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

SENIOR CONVERTIBLE DEBT ISSUED IN CONNECTION WITH THE AMENDED SECURITIES PURCHASE AGREEMENT.

The debt with an aggregate principal amount of $11 million bear initial interest at 5% per annum of the RMB Notional Principal Amount, which begins accruing on the issuance date and shall be computed on the basis of a 360-day year and twelve 30-day months. They will be payable quarter-annually in lawful money of the United States on each calendar quarter and on the maturity date, in each case in an amount equal to the amount of such interest as expressed in RMB multiplied by the US$/RMB exchange rate as of the applicable interest exchange rate determination date, as set forth on the debt. US$11 million of the debt is convertible into common stock and carry an initial conversion price of US$5.57 per share, which can be increased if certain stock price thresholds are met. Additionally, forced conversion can also occur at the Company’s discretion if certain stock price thresholds are met. Based on a conversion price of approximately US$5.57 per share, the US$11 million of debt would be convertible into 1,974,866 shares.

Indemnification of Directors and Officers

Our Articles of Incorporation provide that we may indemnify our directors and officers to the full extent permitted by Nevada law.  We have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In addition, we have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal.

Certain Provisions of Nevada Law and our Articles of incorporation and By-Laws

Nevada Anti-Takeover Laws

The Company is subject to the Nevada anti-takeover laws regulating corporate takeovers.  These anti-takeover laws prevent Nevada corporations from engaging in a merger, consolidation, sales of its stock or assets, and certain other transactions with any stockholder, including all affiliates and associates of the stockholder, who owns 10% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 10% or more of the corporation’s voting stock except in certain situations.

In addition, the Company is subject to the Nevada “control share” statute which prohibits an acquiring person, under certain circumstances, from voting certain shares of a target corporation’s stock after such acquiring person’s percentage of ownership of such corporation’s stock crosses certain thresholds, unless the target corporation’s disinterested stockholders approve the granting of voting rights to such shares.

Bylaw Provisions

Our amended and restated By-laws provide that special meetings of our shareholders may be called only by our board of directors and not by any other person.

Our amended and restated bylaws provide that if a vacancy occurs on the board, including a vacancy resulting from an increase in the number of directors, the board may fill the vacancy, or, if the directors in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors in office. The shareholders may fill a vacancy only if there are no directors in office. A director elected to fill a vacancy shall serve only until the next election of directors by the shareholders.

Our amended and restated bylaws provide that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the shareholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

Our amended and restated bylaws may be altered, amended or repealed and new bylaws may be adopted by the board, except that the board may not repeal or amend any bylaw that the shareholders have expressly provided, in amending or repealing such bylaw, may not be amended or repealed by the board. Our amended and restated bylaws may also be altered, amended and repealed and new By-laws may be adopted by our shareholders.  All bylaws made by the board may be amended, repealed, altered or modified by the shareholders.

Liability and Indemnification of Directors and Officers

Our amended and restated By-laws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by us) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  No indemnification shall, however, be provided to any such indemnitee for acts or omissions of the indemnitee finally adjudged to be intentional misconduct or a knowing violation of law, for conduct of the indemnitee finally adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite circumstances of case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

We have an insurance policy that insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been our directors or officers.

 Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation. Its address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

NASD Rule 2710 requires NASD members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders' shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No NASD member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

LEGAL MATTERS

The validity of the securities registered and certain other legal matters as to Nevada law will be passed upon for us by Dennis Brovarone, Esq.

EXPERTS

Our financial statements as of December 31, 2008 and 2009 and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2007, 2008, and 2009 have been incorporated by reference in the registration statement in reliance upon the reports of MSCM LLP., independent registered public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission.

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.

You may read and copy any reports or other information that we file or furnish with the SEC at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington, DC 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available via the SEC’s website (www.sec.gov).

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). Please direct any requests for copies to:

China Housing & Land Development, Inc.
6 Youyi Dong Lu, Han Yuan 4 Lou
Xi'An, Shaanxi Province
China 710054
86-029-82582632

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference in this prospectus the information contained in the following documents (other than any portions of the respective filings that were furnished under applicable SEC rules rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2009, which was filed on March 15, 2010.

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which was filed on May 14, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which was filed on August 12, 2010;

•	our Current Reports on Form 8-K, filed on October 26, 2009, March 19, 2010, May 20, 2010, June 17, 2010, July 16, 2010, August 13, 2010, September 13, 2010;

•	the description of our common stock contained in the Registration Statement on Form 8-A filed on May 14, 2008.

We also incorporate by reference all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: China Housing & Land Development, Inc., 6 Youyi Dong Lu, Han Yuan 4 Lou, Xi'An, Shaanxi Province, China 710054, and our telephone number is 86-029-82582632.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be paid by us in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

Filing Fee	$303
Accounting and Audit Fees	$8,000
Legal Fees and Expense	$10,000
Miscellaneous Expenses	$15,000
Total estimated expenses	$33,303

Item 15. Indemnification of Directors and Officers

As permitted by applicable law, our Bylaws provide that we will indemnify our officers, directors, employees, consultants and agents. This includes indemnification against attorneys’ fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of our company. However, they will not be indemnified if they are adjudged for negligence or misconduct in the performance of his duty. Determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth, from time to time, in the By-laws, or by any of the following procedures: (a) order of the Court or administrative body or agency having jurisdiction of the action, suit, or proceeding; (b) resolution adopted by a majority of the quorum of the Board of Directors of the Corporation without counting in such majority any Directors who have incurred expenses in connection with such action, suit or proceeding; (c) if there is no quorum of Directors who have not incurred expense in connection with such action, suit, or proceeding, then by resolution adopted by a majority of the committee of stockholders and Directors who have not incurred such expenses appointed by the Board of Directors; (d) resolution adopted by a majority of the quorum of the Directors entitled to vote at any meeting; or (e) order of any Court having jurisdiction over the Corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons (within the meaning of the Securities Exchange Act) pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(d) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 14, 2010.

CHINA HOUSING & LAND DEVELOPMENT, INC.

By:	/S/ Xiaohong Feng
Name:	Xiaohong Feng
Title:	Chief Executive Officer

By:	/S/ Cangsang Huang
Name:	Cangsang Huang
Title:	Chief Financial Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Xiaohong Feng and Cangsang Huang, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement on Form S-3.

SIGNATURE	TITLE	DATE

/s/ Xiaohong Feng	Chief Executive Officer	October 14, 2010
Feng Xiaohong

/s/ Pingji Lu	Chairman of the Board	October 14, 2010
Pingji Lu

	Independent Director	October 14, 2010
Heung Sang Fong

/s/ Albert McLelland	Independent Director	October 14, 2010
Albert McLelland

/s/ Michael Marks	Independent Director	October 14, 2010
Michael Marks

/s/ Suiyin Gao	Independent Director	October 14, 2010
Suiyin Gao

/s/ Cangsang Huang	Chief Financial Officer	October 14, 2010
Cangsang Huang

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation (incorporated by reference to the exhibits to Registrant’s Form SB-2 filed on October 27, 2004)

3.2	Registrant’s By-Laws (incorporated by reference to the exhibits to Registrant’s Form SB-2 filed on October 27, 2004)

4.1	First Amendment to Securities Purchase Agreement between the Company and investors dated June 11, 2010 incorporated by reference from exhibit 4.1 to Form 10-Q filed on August 12, 2010

4.2	Form of Senior Secured Convertible Note Issued by the Company incorporated by reference from exhibit 4.2 to Form 10-Q filed on August 12, 2010

4.3	Form of Stock Purchase Warrant Issued by the Company incorporated by reference from exhibit 4.3 to Form 10-Q filed on August 12, 2010

5.1+	Opinion of Dennis Brovarone, Esq.

10.1	Form of Securities Purchase Agreement (incorporated by reference to the exhibits to Registrant’s Form 8-K filed on January 30, 2008).

10.2	Form of Common Stock Purchase Warrant (incorporated by reference to the exhibits to Registrant’s Form 8-K filed on January 30, 2008).

10.3	Form Convertible Debt (incorporated by reference to the exhibits to Registrant’s Form 8-K filed on January 30, 2008).

10.4	Form of Registration Rights Agreement (incorporated by reference to the exhibits to Registrant’s Form 8-K filed on January 30, 2008).

10.5	Form of Pledge Agreement (incorporated by reference to the exhibits to Registrant’s Form 8-K filed on January 30, 2008).

10.6	Employment agreement with Pingji Lu (incorporated by reference to the exhibits to Registrant’s Form S-1 Amendment No 2 filed on July 14, 2008)

10.7	Employment agreement with William Xin (incorporated by reference to the exhibits to Registrant’s Form S-1 Amendment No 2 filed on July 14, 2008)

10.8
Translation of Strategic Cooperation Agreement China Construction Bank Shaanxi Branch and the Company Dated June 18, 2008 (incorporated by reference to the exhibits to Registrant’s Form S-1/A filed on December 9, 2009)

21.1	List of Subsidiaries of the Registrant (incorporated by reference to the exhibits to Registrant’s Form S-1 filed on March 17, 2008)

23.1+	Consent of MSCM LLP

23.2	Consent of Dennis Brovarone, Esq (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

99.1	2007 Stock Incentive Plan (incorporated by reference to the exhibits to Registrant’s Form S-1 Amendment No 8 filed on November 5, 2009)

*	To the extent applicable, to be filed by an amendment or as an exhibit to a document filed under the Exchange Act and incorporated by reference herein.

+	Filed herewith.